[Lutheran Brotherhood Variable Insurance Products Company letterhead]

February 27, 2003

Lutheran Brotherhood Variable Insurance Products Company
625 Fourth Avenue South
Minneapolis, MN 55415

Ladies and Gentlemen:

This opinion is furnished in connection with filing a registration statement on Form N-6 ("Registration Statement") with the
Securities and Exchange Commission under the Securities Act of 1933, as amended, (the "1933 Act") and the Investment Company Act of
1940. This Registration Statement is being filed by LBVIP Variable Insurance Account (the "Separate Account") with respect to individual variable life insurance contracts (the "Contracts") issued by Lutheran Brotherhood Variable Insurance Products Company
("LBVIP"). The Separate Account was established by the Board of Directors of LBVIP on July 27, 1984, pursuant to the laws of
Minnesota.

I have examined documents relating to the establishment of the Separate Account by the Board of Directors of LBVIP, the form of the
Registration Statement, and such other documents and matters of law as I have deemed necessary for this opinion.

It is my opinion that:

1.       LBVIP is stock life insurance company organized under the laws of the State of Minnesota.

2.       Effective July 27, 1984, the Separate Account is a separate account validly existing pursuant to the laws of the State of
         Minnsota.

3.       The portion of the assets held in the Separate Account equal to reserves and other Contract liabilities with respect to the
         Separate Account are not chargeable with liabilities arising out of any other business LBVIP may conduct.

4.       The Contracts, when issued as contemplated by the Registration Statement and in compliance with applicable local law, will be legal and binding obligations of LBVIP in accordance with the terms of the Contracts.

I consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ John C. Bjork

John C. Bjork
Senior Counsel